Exhibit 99.1

For Immediate Release	Joint Press Release

Affiliate of Apollo Global Management Completes Acquisition of CKX, Inc.

NEW YORK, June 22, 2011 — CKX Entertainment, Inc. (f/k/a Colonel Holdings, Inc.) (“Parent”) and CKX, Inc. (“CKX”) (NASDAQ: CKXE) today announced the successful completion of Parent’s acquisition of CKX. Parent is an acquisition entity controlled by investment funds managed by affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), a leading global alternative asset manager. Parent completed the acquisition through a cash tender offer by CKX Entertainment Offeror, LLC (f/k/a Colonel Offeror Sub, LLC) (“Offeror”), an indirect wholly-owned subsidiary of Parent, followed by a short-form merger of Colonel Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of Parent, with and into CKX on June 21, 2011. CKX is now an indirect wholly-owned subsidiary of Parent.

Prior to the effective time of the merger, in accordance with previously announced support agreements entered into with Parent, Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. and Laura Sillerman (collectively, the “Sillerman Stockholders”), and The Promenade Trust, contributed to Parent and an affiliate of Parent, respectively, all of the shares of common stock of CKX (the “Common Shares”) and all of the issued and outstanding shares of preferred stock of CKX owned by them in exchange for cash, in the case of the Sillerman Stockholders, and in exchange for shares of preferred stock of an affiliate of Parent, in the case of The Promenade Trust.

As a result of the merger, each outstanding Common Share not validly tendered and accepted for payment in the tender offer (other than Common Shares owned (i) directly or indirectly by Parent, Merger Sub or CKX or (ii) by any stockholder of CKX who is entitled to and properly exercises appraisal rights under the Delaware General Corporation Law) was cancelled and converted into the right to receive $5.50 per Common Share, the same price per Common Share as paid in the tender offer. BNY Mellon Shareowner Services, as the paying agent for the merger, will mail to the remaining former stockholders of CKX materials necessary to exchange their former CKX shares for such payment. Trading of the Common Shares on the Nasdaq Global Select Market was suspended prior to the opening of trading on June 22, 2011. CKX intends to file a certification on Form 15 requesting that its reporting obligations under the Securities Exchange Act of 1934 be terminated.

Gleacher & Company and Wachtell, Lipton, Rosen & Katz served as financial and legal advisor to the Company, respectively. AGM Partners LLC acted as lead financial advisor to Apollo. Other financial advisors to Apollo include Goldman Sachs & Co. and Evolution Media Capital. Legal advisers to Apollo include Paul, Weiss, Rifkind, Wharton & Garrison LLP and O’Melveny & Myers LLP.

About CKX, Inc.

CKX is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. CKX’s current properties include the rights to the name, image and likeness of Elvis Presley and Muhammad Ali, the operations of Graceland, and proprietary rights to the IDOLS and So You Think You Can Dance television brands, including the American Idol series in the United States and local adaptations of the IDOLS and So You Think You Can Dance television show formats which, collectively, air in more than 100 countries. For more information about CKX, visit its corporate website at www.CKX.com.

About Apollo Global Management, LLC

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. As of March 31, 2011, Apollo had assets under management of $70 billion, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

This release contains forward-looking statements as defined by the federal securities law which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. Neither Apollo nor CKX undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For CKX, Inc.:

William Schmitt, ICR Inc.

203-682-8200

For Apollo Global Management, LLC investor inquiries:

Gary M. Stein

212-822-0467

Head of Corporate Communications

gstein@apollolp.com

For Apollo Global Management, LLC media inquiries:

Charles Zehren, Rubenstein Associates

212-843-8590

czehren@rubenstein.com

ckxe-g